EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of Common Shares of PolyOne Corporation issuable in connection with the Spartech Corporation 2004 Equity Compensation Plan, as amended, and the Spartech Corporation 2001 Stock Option Plan of our reports dated February 12, 2013, with respect to the consolidated financial statements of PolyOne Corporation and the effectiveness of internal control over financial reporting of PolyOne Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

March 11, 2013